Exhibit 99.1
Tilly’s, Inc. Appoints Jon Kosoff as Chief Digital Officer

Irvine, CA, February 24, 2020 - Tilly’s, Inc. (NYSE: TLYS) announced today that Jon Kosoff has been appointed to serve as the Company’s Chief Digital Officer, effective today. Mr. Kosoff will oversee all aspects of the Company’s e-commerce, digital marketing, and customer relationship management functions.

Prior to joining the Company, Mr. Kosoff served as Vice President of E-commerce and Performance Marketing at Taco Bell since January 2018. Prior to that, he served in a variety of digital leadership roles growing the e-commerce business at Hot Topic, Inc. from November 2012 to December 2017, most recently as its Senior Vice President of E-commerce and Customer Relationship Management. From September 2010 to October 2012, he served as Vice President of E-Commerce at bebe stores, inc. In years prior to that, Mr. Kosoff served in various e-commerce and marketing roles at each of The Wet Seal, Inc., Provide Commerce, Inc., and Jenny Craig International, Inc.

Ed Thomas, Tilly’s President and Chief Executive Officer, stated, “Jon brings nearly 20 years of direct experience in managing e-commerce and customer relationship management operations to Tillys. I am excited to be working with someone of his caliber to continue to grow and improve our e-commerce business.”

About Tillys
Tillys is a leading specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive assortment of iconic global, emerging, and proprietary brands rooted in an active and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 239 total stores, including one RSQ pop-up store, across 33 states and its website, www.tillys.com.

Forward Looking Statements
Certain statements in this press release and oral statements made from time to time by our representatives are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the future improvement of our business are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements. Such risks and uncertainties are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”) on March 29, 2019, in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Investor Relations Contact:
Michael Henry
Executive Vice President, Chief Financial Officer
(949) 609-5599, ext. 17000

irelations@tillys.com